Exhibit 10.1

Execution Version

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of October 19, 2022, is made by and among (i) Rose Hill Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”); (ii) Inversiones e Inmobilaria GHC Ltda, a limited liability company organized under the laws of Chile (the “Company”); and (iii) Alejandro García Huidobro Empresario Individual (“AGH”). SPAC, the Company and AGH shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and AGH have entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company will cause to be incorporated (the date of such incorporation, the “Incorporation Date”) under the laws of the Cayman Islands an exempted Company with limited liability that shall serve as “Merger Sub” for all purposes under the Business Combination Agreement (“Merger Sub”); and

WHEREAS, pursuant to the terms set forth in the Business Combination Agreement, Merger Sub will be merged with and into SPAC Surviving Entity, whereupon the separate corporate existence of Merger Sub will cease and the SPAC Surviving Entity will continue its existence under the Companies Act as the surviving company.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.            Voting.

(a)          Following the Incorporation Date until the earlier of (i) the Closing or (ii) termination of the Business Combination Agreement in accordance with its terms, at each general meeting of the shareholders of Merger Sub (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called), and in each written consent or resolution of any of the shareholders of Merger Sub in which AGH is entitled to vote or consent, AGH hereby unconditionally and irrevocably agrees to be present for such meeting (or otherwise cause his Subject Securities with respect to Merger Sub to be counted as present thereat for the purpose of establishing a quorum) and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Securities with respect to Merger Sub (x) in favor of, and to approve and adopt, the Business Combination Agreement, the Transaction Agreements and the Transactions, (y) in favor of and to approve and adopt, all other matters contemplated to be adopted or approved by shareholders of Merger Sub as set forth in the Business Combination Agreement or any of the Transaction Agreements or in connection with the Transactions, including the Company Shareholder Approval in relation to Merger Sub, and (z) in opposition to: (I) any Company Business Combination and any and all other proposals (A) that could reasonably be expected to delay or impair the ability of Merger Sub to consummate any of the Transactions or (B) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement or any of the Transactions or (II) any other action, proposal, transaction or agreement involving Merger Sub that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect any of the Transactions or would reasonably be expected to result in (A) any breach of any representation, warranty, covenant, obligation or agreement of Merger Sub in the Business Combination Agreement or any Transaction Agreement or (B) any of the conditions to SPAC’s or AGH’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled. For purposes of this Agreement “Subject Securities” shall mean, with respect to AGH, (i) Merger Sub Ordinary Shares and any other securities convertible into or exercisable or exchangeable for Merger Sub Ordinary Shares that AGH acquires, if at all, following the Incorporation Date or (ii) Company Ordinary Shares and any other securities convertible into or exercisable or exchangeable for Company Ordinary Shares that AGH acquires, if at all, following the date hereof.

(b)          Following the date hereof (with respect to the Company) or the Incorporation Date (with respect to Merger Sub) and prior to the Closing, AGH agrees not to deposit, and to cause his Affiliates not to deposit, any Subject Securities with respect to Merger Sub in a voting trust or subject any Subject Securities with respect to Merger Sub to any arrangement or agreement with respect to the voting of such Subject Securities with respect to Merger Sub, unless specifically requested to do so by New PubCo, the Company and SPAC in connection with the Business Combination Agreement, any Transaction Agreement or the Transactions.

(c)            The obligations of AGH specified in this Section 2 shall (i) apply whether or not any of the Transactions is recommended by the board of directors of Merger Sub, and whether or not any previous such recommendation has been withdrawn, modified, qualified or otherwise changed by the board of directors of Merger Sub and (ii) be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.-

2.            Information. Prior to the Closing, AGH agrees to provide to SPAC, the Company, and their respective Representatives, any information regarding AGH or his Subject Securities that is reasonably requested by SPAC, the Company any of their respective Representatives pursuant to the Business Combination Agreement or any Transaction Agreement. To the extent required by applicable Legal Requirements, AGH authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), AGH’s identity and ownership of his Subject Securities and the nature of his commitments and agreements under this Agreement, the Business Combination Agreement and any other Transaction Agreement; provided that such disclosure is made in compliance with the provisions of this Agreement and the Business Combination Agreement. This Section 2 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

3.            Transfer Restrictions.

(a)           Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC and the Company prior to the Closing,  between the (i) Incorporation Date (with respect to Merger Sub) and (ii) date hereof (with respect to the Company) and the Closing Date, AGH agrees that he shall not Transfer (as defined below) any Subject Securities. “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)           Notwithstanding the provisions set forth in Section 3(a), Transfers of the Subject Securities are permitted (i) by gift to a member of AGH’s immediate family, or to a trust, the beneficiary of which is a member of AGH’s immediate family or an Affiliate of such Person, or to a charitable organization, (ii) by virtue of laws of descent and distribution upon death of the individual, (iii) pursuant to a qualified domestic relations order, or (iv) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; provided, that, these permitted transferees must enter into a written agreement with SPAC, the Company and New PubCo following its incorporation agreeing to be bound by the applicable provisions of this Agreement.

(c)            This Section 3 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

4.            Other Covenants; Acknowledgement.

(a)            AGH agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of his Affiliates or representatives to take any action on his behalf, that would be a breach of Section 7.4(b) (Confidentiality; Communications Plan; Access to Information) or Section 7.10 (No Solicitation) of the Business Combination Agreement if such action were taken by the Company.

(b)            AGH hereby agrees not to commence or participate in any claim, derivative or otherwise, against the Company, Merger Sub, SPAC or any of their respective Affiliates (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of Merger Sub in connection with the Business Combination Agreement, the Transaction Agreements and the Transactions.

(c)            AGH acknowledges and agrees that the Company and SPAC are entering into the Business Combination Agreement in reliance upon AGH entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for AGH entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and SPAC would not have entered into, or agreed to consummate the transactions contemplated by, the Business Combination Agreement.

(d)             This Section 4 shall be void and of no force and effect if the Business Combination Agreement shall be terminated in accordance with its terms.

5.            Entire Agreement; Amendments and Waivers.  This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, AGH and the Company or (ii) after the Closing, between AGH and New PubCo.

6.            Successors and Assigns.  No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties.  Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any right, interest or obligation to the purported assignee.  This Agreement shall be binding on, and inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns.

7.            Notices.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given to such party in accordance with the terms of Section 11.1 (Notices) of the Business Combination Agreement.

8.            Termination.  This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing.  In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall be of no force and effect from and after such termination.  No termination of this Agreement shall relieve any party hereto from any obligation accruing, or liability resulting from a Willful Breach of this Agreement by such party occurring prior to such termination or reversion.

9.            Representations and Warranties.  Each of the Parties represents and warrants that (a) if such Party is an entity, it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) if such party is an entity, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by such Party and constitutes, a legal, valid and binding obligation of such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

10.            Further Assurances.  Each of the Parties agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

11.            Miscellaneous.  Sections 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction) and 11.14 (No Recourse) of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY SHAREHOLDERS

By:	/s/ Alejandro García Huidobro Empresario
	Name:	Alejandro García Huidobro Empresario Individual

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ROSE HILL ACQUISITION CORPORATION

By:	/s/ Albert Hill IV
	Name:	Albert Hill IV
	Title:	Co-Chief Financial Officer

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INVERSIONES E INMOBILARIA GHC LTDA

By:	/s/ Alejandro García Huidobro Empresario
	Name:	Alejandro García Huidobro Empresario
	Title:	Administrator and Legal Representative

[Signature Page to Company Support Agreement]